Exhibit 99.1

For Immediate Release

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Kathryn Harmon, +1 212 632 6637
judi.mackey@lazard.com	kathryn.harmon@lazard.com

Richard Creswell, +1 44 207 187 2305

richard.creswell@lazard.com

LAZARD ELECTS ANDREW ALPER

TO BOARD OF DIRECTORS

NEW YORK, October 25, 2012 – Lazard Ltd (NYSE: LAZ) today announced that it has elected Andrew Alper to the firm’s Board of Directors, effective immediately. Mr. Alper also will serve as Chairman of Lazard’s Audit Committee.

Mr. Alper is a private investor. He served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed by Mayor Michael Bloomberg, from 2002 to 2006. Prior to that, he spent 21 years in Goldman Sachs’ Investment Banking Division where he was Chief Operating Officer from 1997 to his departure in 2002. He was co-head of the Financial Institutions Group of Goldman Sachs from 1993 to 1997.

Mr. Alper is Chairman of the University of Chicago Board of Trustees and is a member of the Visiting Committee to the University of Chicago Booth Graduate School of Business. He also serves as a Trustee of the Mount Sinai Medical Center in New York.

About Lazard

Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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